VOTING AGREEMENT

          THIS VOTING AGREEMENT is made and entered into as of the 10th day of May, 2005, by and between ONSOURCE CORPORATION, a Delaware corporation ("ONSOURCE"), and OSMOTICS CORPORATION, a Colorado corporation ("Osmotics").

RECITALS

            A.        Concurrently herewith, ONSOURCE has executed and delivered an Agreement and Plan of Merger (the "Merger Agreement") by and between ONSOURCE, Osmotics Pharma, Inc., a Colorado corporation ("OPI"), a controlled subsidiary of Osmotics, and OnSource Acquisition Corp., a Colorado corporation which is a wholly-owned subsidiary of ONSOURCE.

            B.        Upon consummation of the transactions contemplated by the Merger Agreement, Osmotics will become the beneficial owner (as defined in Regulation Section Section 240.13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of 11,428,894 shares of common stock of ONSOURCE and Warrants exercisable to purchase an additional 1,079,560 shares of common stock of ONSOURCE (the "Common Stock").

            C.        The parties wish to implement the provisions of Section 5.2 of the Merger Agreement with respect to the manner in which the Common Stock shall be voted.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinbelow set forth, the parties agree as follows:

            1.        Voting. For the term of this Voting Agreement, Osmotics covenants and agrees, for itself, its successors in interest and assigns, that in exercising any and all voting rights to which it may be entitled by virtue of its ownership of the Common Stock, at any Regular or Special Meeting of ONSOURCE's stockholders, including, without limitation, the election of directors, all such voting rights shall be exercised by Steven Porter, acting on behalf of the Osmotics board of directors.

            2.        Proxy. For the purposes of implementing this Agreement, Osmotics hereby constitutes and appoints Steven Porter as its attorney-in-fact and proxy to vote all of the Common Stock in accordance with the express provisions of Section 1 above.

            3.        Duration. This Agreement shall be in effect from the date hereof and shall continue in effect until such time as the distribution of the Common Stock to the Osmotics shareholders, pro rata in conformity with applicable legal requirements.

            6.        Counterparts. This Agreement may be executed by telex, telecopy or other facsimile transmission, and such facsimile transmission shall be valid and binding to the same extent as if it were an original. Further, this Agreement may be signed in one or more counterparts, all of which when taken together shall constitute the same document.

[signatures on following page]

            IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement on the day and year first above written.
OSMOTICS CORPORATION, a Colorado corporation
By: /s/ Steven Porter Its: Chief Executive Officer
ONSOURCE CORPORATION, a Delaware corporation,
By: /s/ Frank L. Jennings Its: President